April 6, 2010.   Global Clean Energy Holdings, Inc. Appoints Martin J. Wenzel to the Board of Directors

LOS ANGELES--(Business Wire)--Global Clean Energy Holdings, Inc. (OTCBB: GCEH) or "Global," announced today the addition of Martin J. Wenzel to its Board of Directors.  Mr. Wenzel is currently President and CEO of Colorado Energy, a developer and operator of independent power plants across the country.  Mr. Wenzel serves on the Board of the Deming Center for Entrepreneurship at the Leeds School of Business at the University of Colorado.  He is a highly-seasoned energy professional with a long established record of developing constructing and operating energy projects, marketing energy commodities, and operating energy assets in the US and internationally. He has held senior management positions with Miasolé Inc, Alpha Energy, Enron Energy Services, Portland General Electric and BBI Power. Mr. Wenzel was educated at the US Naval Academy, University of Southern California and Columbia Business School.

“His accomplished energy and operational experience and forward-thinking will be a key addition to the company’s decision-making body,” said David Walker, GCEH Chairman.  “Global Clean Energy Holdings is pleased to welcome Martin to its Board of Directors.  His experience will be instrumental to our path forward in the worldwide production of non-food based biofuels feedstock.”

About Global Clean Energy Holdings, Inc.

Global Clean Energy Holdings, Inc. is an agri-energy company focused on producing non-food based feedstock used for the production of biofuels.  More information regarding Global Clean Energy Holdings, Inc. can be found at www.gceholdings.com.

Contact:

Global Clean Energy Holdings, Inc.

Merilee Myers, 310-641-4234